Exhibit 10.34

HAMILTON BEACH BRANDS HOLDING COMPANY

EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN

Hamilton Beach Brands Holding Company (the “Company”) does hereby adopt this Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (the “Plan”) to be effective as of, and contingent upon, the “Spin-Off Date,” as such term is defined in the 2017 Separation Agreement between NACCO Industries, Inc. and Hamilton Beach Brands Holding Company (the “Effective Date”).

1.	Purpose of the Plan

The purpose of this Plan is to help further the long-term profits and growth of the Company by enabling the Company and/or its subsidiaries (together with the Company, the “Employers”) to attract, retain and reward executive employees of the Employers by offering long-term incentive compensation to those executive employees who will be in a position to make contributions to such profits and growth. This incentive compensation is in addition to annual compensation and is intended to encourage enhancement of the Company’s stockholder value.

2.	Definitions

(a)	“Average Award Share Price” means the lesser of (i) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed, on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week during the calendar year preceding the commencement of the Performance Period (or such other previous period as determined by the Committee and specified in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, such determination shall be made not later than 90 days after the commencement of the applicable Performance Period and not later than the completion of 25% of such Performance Period) or (ii) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed, on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the applicable Performance Period. Notwithstanding the foregoing, for each of the 2017 and 2018 Performance Periods “Average Award Share Price” shall have the meaning provided in the Guidelines for such Performance Periods; provided, however, that, with respect to any Qualified Performance-Based Award, such determination shall be made not later than 90 days after the commencement of the applicable Performance Period and not later than the completion of 25% of such Performance Period.

(b)	“Award” means an award paid to a Participant under this Plan for a Performance Period (or portion thereof), the actual payout of which is determined pursuant to a formula based upon the achievement of Performance Objectives which is established by the Committee; provided, however, that with respect to any Qualified Performance-Based Award, such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period. The Committee shall allocate the amount of an Award between the cash component, to be paid in cash, and the equity component, to be paid in Award Shares, pursuant to a formula which is established by the Committee; provided, however, that with respect to any Qualified Performance-Based Award, such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period.

(c)	“Award Shares” means fully-paid, non-assessable shares of Class A Common Stock that are issued or transferred pursuant to, and with such restrictions as are imposed by, the terms of this Plan and the Guidelines. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares.

(d)	“Change in Control” means the occurrence of an event described in Appendix 1 hereto.

(e)	“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share, or any security into which such Class A Common Stock may be changed by reason of any transaction or event of the type referred to in Section 9(b) of this Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3.

(h)	“Covered Employee” means any Participant who is a “covered employee” for purposes of Section 162(m) or any Participant who the Committee determines in its sole discretion could become a “covered employee.”

(i)	“Guidelines” means the guidelines that are approved by the Committee for the administration of the awards granted under this Plan. To the extent that there is any inconsistency between the Guidelines and this Plan on matters other than the time and form of payment of the Awards, the Guidelines will control, so long as this Plan could have been amended to resolve such inconsistency without the need for further stockholder approval.

(j)	“Participant” means any person who is classified as a salaried employee of the Employers (including directors of the Employers who are also salaried employees of the Employers) who, in the judgment of the Committee, occupies a position in which his or her efforts may contribute to the profits or growth of the Company and who is designated by the Committee as a Participant in the Plan for a particular Performance Period. A “Non-U.S. Participant” shall mean a Participant who is not on the payroll of a U.S. company and a “U.S. Participant” shall mean any Participant who is not a Non-U.S. Participant. Notwithstanding the foregoing, (i) leased employees (as defined in Code Section 414) shall not be eligible to participate in this Plan and (ii) persons who are participants in the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (or any successor plan) for a particular Performance Period shall not be eligible to participate in this Plan for the same Performance Period.

(k)	“Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.

(l)	“Performance Period” means any period of one or more years (or portion thereof) on which an Award is based, as established by the Committee and specified in the Guidelines. Any Performance Period(s) applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Performance Period on which such Qualified Performance-Based Award will be based and prior to completion of 25% of such Performance Period.

(m)

“Performance Objectives” shall mean the measurable performance objectives established pursuant to this Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or one or more of the subsidiaries, divisions, business units, departments, regions, functions or other organizational units of the Company or its subsidiaries. Performance Objectives may be measured on an absolute or relative basis. Different groups of Participants may be subject to different Performance Objectives for the same Performance Period. Relative performance may be measured against other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, or against an index or one or more of the Performance Objectives themselves. The Committee may grant Target Awards subject to Performance Objectives that are either Qualified Performance-Based Awards or not Qualified Performance-Based Awards. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more, or a combination, of the following criteria (which criteria may be applied to the Company and all of its subsidiaries, divisions, business units, departments, regions, functions or other organizational units or to only one or any combination of the Company and its subsidiaries, divisions, business units, departments, regions, functions or other organizational units): return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, expected value of new projects or extensions of new or existing projects, development of new or existing projects, adjusted standard margin or net sales.

(n)	“Qualified Performance-Based Award” shall mean any Target Award or portion of a Target Award granted to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m).

(o)	“Retire” means to terminate employment under circumstances that entitle the Participant to immediate commencement of his pension benefits under any of the qualified defined benefit pension plans sponsored by the Employers or, for Participants who are not members of such a plan, to terminate employment after reaching age 60 with at least 15 years of service.

(p)	“Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(q)	“Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Performance Period pursuant to the Korn Ferry Hay Group salary point system, or any successor salary point system adopted by the Committee.

(r)	“Section 162(m)” means Section 162(m) of the Code, or any successor provision.

(s)	“Target Award” means a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Salary Points by (ii) the long-term incentive compensation target percent for those Salary Points for the applicable Performance Period, as determined by the Committee. The Target Award is the amount that would be paid to a Participant under this Plan if each Performance Objective is met exactly at target.

3.	Administration

This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as “applicable employee remuneration” of a Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)). A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at any meeting at which a quorum is present, unless a greater number is required by law, the Company’s Certificate of Incorporation or its Bylaws, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan or of any documents evidencing Awards under this Plan, including the severability of any or all of the provisions hereof or thereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

4.	Eligibility

Each Participant shall be eligible to participate in this Plan and receive Target Awards in accordance with Section 5; provided, that, except as otherwise determined by the Committee or as provided in Section 7, (a) a Participant must be (i) employed by an Employer on the last day of the Performance Period or (ii) die, become permanently disabled or Retire during such Performance Period in order to be eligible to receive payment of an Award for such Performance Period and (b) the Award of a Participant who is described in the preceding clause (a)(ii) or who is employed on the last day of the Performance Period but is not employed during the entire Performance Period shall be paid in a pro-rated amount based on the number of days the Participant was actually employed by an Employer during such Performance Period. Notwithstanding the foregoing, the Committee shall have the discretion to provide for payment of an Award to a Participant who does not meet the foregoing requirements; provided that no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)).

5.	Awards

The Committee may, from time to time and upon such conditions as it may determine, authorize grants of Awards to Participants, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)	The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the payout of each Award, which formula is based upon the Company’s achievement of Performance Objectives as set forth in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the 90th day of the applicable Performance Period and prior to the completion of 25% of such Performance Period. Each grant shall specify an initial allocation between the cash portion of the Award and the equity portion of the Award. Calculations of Target Awards for a Performance Period shall initially be based on a Participant’s Salary Points as of January 1st of the first year of the Performance Period. However, such Target Awards may be changed during or after the Performance Period under the following circumstances: (i) if a Participant receives a change in Salary Points, salary midpoint and/or long-term incentive compensation target percentage during a Performance Period, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to become a Plan Participant during a Performance Period will, if designated as a Plan Participant by the Committee, be assigned a pro-rated Target Award based on their length of service during a Performance Period and (iii) the Committee may increase or decrease the amount of a Target Award at any time, in its sole and absolute discretion; provided, however, that (1) no such decrease described in clause (iii) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period and (2) no such increase, adjustment or other change described in clauses (i) through (iii) may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of a Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)).

(b)

Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of the payout of each Award based upon the application of the formula and actual performance to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Performance Period. Such approval shall be certified in writing by the Committee before any amount is paid under any Award with respect to that Performance Period. Notwithstanding the foregoing, the Committee shall have the power to (1) decrease the amount of the payout of any Award below the amount determined in accordance with Section 5(b)(i); (2) increase the amount of the payout of any Award above the amount determined in accordance with Section 5(b)(i); and/or

(3) adjust the allocation between the cash portion of the Award and the equity portion of the Award; provided, however, that (A) no such decrease described in clause (1) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period and (B) no such increase, change or adjustment described in clauses (1) through (3) may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)). No Award, including any Award equal to the Target Award, shall be payable under this Plan to any Participant except as determined and approved by the Committee.

(c)	Each Award shall be 100% vested when and to the extent the Committee determines that it has been earned pursuant to Subsection (b) and shall be fully paid to the Participants no later than the last day of the Payment Period, partly in cash and partly in Award Shares. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may require that an Award that is payable to a Non-U.S. Participant may be paid fully in cash. The whole number of Award Shares to be issued or transferred to a Participant shall be determined by dividing the equity portion of the Award payout by the Average Award Share Price (subject to adjustment as described in Subsection (b) above), with any fractional Award Shares resulting from such calculation payable in cash as provided under the Guidelines. The Company shall pay any and all brokerage fees and commissions incurred in connection with any purchase by the Company of shares which are to be issued or transferred as Award Shares and the transfer thereto to Participants. Awards shall be paid subject to all withholdings and deductions pursuant to Section 6. Notwithstanding any other provision of this Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan (including the fair market value of any Award Shares paid to the Participant) shall not exceed the greater of (i) $12,000,000 or (ii) the fair market value of 500,000 Award Shares, determined at the time of payment.

(d)	At such time as the Committee approves a Target Award and formula for determining the amount of the payout of each Award, the Committee shall designate whether all or any portion of the Target Award is a Qualified Performance-Based Award.

6.	Withholding Taxes/Offsets

(a)

To the extent that an Employer is required to withhold federal, employment, state or local taxes or other amounts in connection with any Award paid to a Participant under this Plan, and the amounts available to the Employer for such withholding are insufficient, it shall be a condition to the receipt of such Award that the Participant make arrangements satisfactory to the Company for the payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such Award. If a Participant’s benefit is to be received in the form of shares of Class A Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Class A Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Class A Common Stock required to be delivered to the Participant, shares of Class A Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Class A Common Stock held by such Participant. The shares of Class A Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Class A Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Class A Common Stock to be withheld and delivered pursuant to this Section 6(a) to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the maximum amount that could be required to be withheld. The Company and a Participant may also make similar arrangements with respect to the payment of any other taxes derived from or related to the Award with respect to which withholding is not required.

(b)	If, prior to the payment of any Award, it is determined by an Employer, in its sole and absolute discretion, that any amount of money is owed by the Participant to the Employer, the Award otherwise payable to the Participant may be reduced (to the extent permitted under Section 409A of the Code) in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.

7.	Change in Control

(a)	The following provisions shall apply notwithstanding any other provision of this Plan to the contrary.

(b)	Amount of Award for Year of Change In Control. In the event of a Change in Control during a Performance Period, the amount of the Award payable to a Participant who is employed by an Employer on the date of the Change in Control (or who died, became permanently disabled or Retired during such Performance Period and prior to the Change in Control) for such Performance Period shall be equal to the Participant’s Target Award for such Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Performance Period.

(c)	Time of Payment. In the event of a Change in Control, the payment date of all outstanding Awards (including, without limitation, the pro-rata Target Award for the Performance Period during which the Change in Control occurred) shall be a date that is between two days prior to and 30 days after the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

8.	Award Shares Terms and Restrictions

(a)	Award Shares issued or transferred to a Participant shall entitle such Participant to voting, dividend and other ownership rights. Each payment of Award Shares shall be evidenced by an agreement between the Company and the Participant. Each such agreement shall contain such terms and provisions, consistent with this Plan, as the Committee may approve, including, without limitation, prohibitions and restrictions regarding the transferability of Award Shares.

(b)	Except as otherwise set forth in this Section 8, Award Shares shall not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered (collectively, a “Transfer”) by a Participant or any other person, voluntarily or involuntarily, other than a Transfer of Award Shares (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, if such provisions applied to the Plan, or a similar binding judicial order, (iii) directly or indirectly to a trust or partnership for the benefit of a Participant or his spouse, children or grandchildren (provided that Award Shares transferred to such trust or partnership shall continue to be Award Shares subject to the terms of this Plan) or (iv) with the consent of the Committee, after the substitution by a Participant of a number of shares of Class A or Class B Common Stock par value $0.01 per share (the “New Shares”) for an equal number of Award Shares, whereupon the New Shares shall become and be deemed for all purposes to be Award Shares, subject to all of the terms and conditions imposed by this Plan and the Guidelines on the shares for which they are substituted, including the restrictions on Transfer, and the restrictions hereby imposed on the shares for which the New Shares are substituted shall lapse and such shares shall no longer be subject to this Plan or the Guidelines. The Company shall not honor, and shall instruct the Company’s transfer agent not to honor, any attempted Transfer and any attempted Transfer shall be invalid, other than Transfers described in clauses (i) through (iv) above. In no event will any Award Shares granted under this Plan be transferred for value

(c)

Each Award shall provide that a Transfer of the Award Shares shall be prohibited or restricted for a period of three, five or ten years from the last day of the Performance Period. The length of the restricted period shall be determined by the

Committee in its sole and absolute discretion. Further, the Committee may provide for any other shorter or longer restricted period as may be determined by the Committee (in its sole and absolute discretion) from time to time. Notwithstanding the foregoing, such restrictions shall automatically lapse on the earliest of (i) the date the Participant dies or becomes permanently disabled, (ii) three years (or earlier with the approval of the Committee) after the Participant Retires, (iii) an extraordinary release of restrictions pursuant to Subsection (d) below, or (iv) a release of restrictions as determined by the Committee in its sole and absolute discretion (including, without limitation, a release caused by a termination of this Plan). Following the lapse of restrictions pursuant to this Subsection or Subsection (d) below, the shares shall no longer be “Award Shares” and, at the Participant’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Award Shares, such that the resulting shares shall be fully-paid, non-assessable and unrestricted by the terms of this Plan.

(d)	Extraordinary Release of Restrictions.

(i)	A Participant may request in writing that a Committee member authorize the lapse of restrictions on a Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of expenses for the education of the Participant, his spouse or his dependents for the next 18-months or (D) any other extraordinary reason which the Committee has previously approved in writing. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions in the manner described in Subsection (c) of such number of Award Shares as the Committee shall authorize.

(ii)	A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant. A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant.

(e)	Legend. The Company shall cause an appropriate legend, to be placed on each certificate, or other applicable records with respect to uncertificated shares, for the Award Shares, reflecting the foregoing restrictions.

9.	Amendment, Termination and Adjustments

(a)	The Committee, subject to approval by the Board of Directors of the Company, may alter or amend this Plan from time to time or terminate it in its entirety; provided, however, that no such action shall, without the consent of a Participant, adversely affect the rights in (i) an outstanding Award of a Participant that was previously approved by the Committee for a Performance Period but has not yet been paid or (ii) any Award Shares that were previously issued or transferred to a Participant under this Plan. In any event, no Award Shares will be issued or transferred under this Plan on or after the tenth anniversary of the Effective Date. Unless otherwise specified by the Committee, all Award Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Award Shares shall lapse as otherwise provided in Section 8.

(b)	The Committee shall make or provide for such adjustment (A) in the total number of Award Shares that may be issued or transferred under this Plan as specified in Section 10, (B) in outstanding Award Shares, (C) in the definition of Average Award Share Price, and (D) in other Award terms, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Moreover, in the event of any such Extraordinary Event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards or Award Shares under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards or Award Shares so replaced in a manner that complies with or is exempt from Section 409A of the Code and applicable Treasury Regulations issued thereunder. Any securities that are distributed in respect of Award Shares in connection with any of the Extraordinary Events shall be deemed to be Award Shares and shall be subject to the transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued, unless such restrictions are waived or otherwise altered by the Committee.

(c)

Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company, no amendment to this Plan shall (i) materially increase the maximum number of Award Shares to be issued or transferred under this Plan specified in Section 10 (except that adjustments expressly authorized by Subsection (b) shall not be limited by this clause (i)), (ii) cause Rule 16b-3 to become inapplicable to any Award, (iii) cause any amount of any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)), or (iv) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

10.	Award Shares Subject to Plan

Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred as Award Shares under this Plan shall be 650,000.

Notwithstanding anything to the contrary contained in this Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will count against the aggregate number of shares of Class A Common Stock available under this Section 10.

11.	Approval by Stockholders

Prior to the Spin-Off Date, this Plan was approved by the Board of Directors and sole stockholder of the Company on September 18, 2017. In addition, this Plan will be submitted for approval by the stockholders of the Company at the first annual meeting of its stockholders following the Spin-Off Date.

12.	General Provisions

(a)	No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.

(b)	Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)	Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d)	Limitation on Rights of Employees. No Trust. No trust has been created by the Employers for the payment of Awards under this Plan; nor have the employees been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a participant hereunder is a mere unsecured creditor of the Company.

(e)	Non-transferability of Awards. Target Awards shall not be transferable by a Participant. Award Shares paid pursuant to an Award shall be transferable, subject to the restrictions described in Section 8.

(f)	Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent. Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Appendix 1. Change in Control.

Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I.i., I.ii. or I.iii., below; provided that such occurrence occurs on or after the Effective Date and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

I. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A)	directly from the Company that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded HBBHC Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of the Company ceases to be comprised of Incumbent Directors; or

iii.

the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other similar transaction involving the Company (“HBBHC Business Combination”) excluding, however, any HBBHC Business Combination that relates solely to the business or assets of The Kitchen Collection, LLC (or any successor thereto) and further excluding, however, any HBBHC Business

Combination pursuant to which both of the following apply (either such HBBHC Business Combination, an “Excluded HBBHC Business Combination”):

(A)	the individuals and entities who beneficially owned, directly or indirectly, the Company immediately prior to such HBBHC Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such HBBHC Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such HBBHC Business Combination, at least a majority of the members of the Board of Directors of the Company were Incumbent Directors.

II.	Definitions. The following terms as used herein shall be defined as follow:

1.	“Incumbent Directors” means the individuals who, as of the Spin-Off Date, are members of the Board of Directors of the Company and any individual becoming a member of the Board of Directors of the Company subsequent to such date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of the Company occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement dated September 29, 2017, as amended from time to time, by and among the Participating Stockholders (as defined therein), the Company and other signatories thereto; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect as of the date of the Change in Control, (ii) any direct or indirect subsidiary of the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any direct or indirect subsidiary of the Company.